Exhibit 5

Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

May 13, 2026

Board of Directors

Two Hands Corporation

141 Piping Rock Road

Locust Valley, New York

Gentlemen:

I have acted, at your request, as special counsel to Two Hands Corporation, a Delaware corporation, (“Two Hands”) for the purpose of rendering an opinion as to the legality of 1,200,000,000 shares of Two Hands’ common stock, $0.0001 par value per share, to be offered and sold by Two Hands (“Shares”) pursuant to a prospectus (“Prospectus”) included in a registration statement to be filed under Section 6 the Securities Act of 1933, as amended, by Two Hands with the U.S. Securities and Exchange Commission (the "SEC") on Form S-8 for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and eight amendments thereto of Two Hands, the Bylaws of Two Hands, selected proceedings of the board of directors of Two Hands approving and adopting Two Hands’ 2026 Stock Incentive Plan and authorizing the offer, sale and issuance of the Shares, Two Hands’ annual report on Form 10-K for the year ended December 31, 2025 and a current draft of the Registration Statement in substantially the form to be filed. It is my understanding that the Shares will be represented in book entry form. I have assumed, with respect to persons other than directors and officers of Two Hands, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares to be offered and by Two Hands are duly authorized and when, as and if issued and delivered by Two Hands upon exercise of options granted in accordance with the requirements of Two Hands’ 2026 Stock Incentive Plan, as described in the Prospectus and as filed as an exhibit thereto, will be legally issued, fully paid and non assessable.

My examination of the current draft of the Registration Statement and the Prospectus contained therein has not included a determination of the accuracy or completeness of the information included therein, but for the compliance and conformity thereof with the rules and regulations of the SEC and the requirements of Form S-8; provided that I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Delaware corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “Item 8. Exhibits” in the Registration Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

126 21st Avenue SE St. Petersburg, Florida 33705-2827

Phone: (813) 892-5969 Fax: (800) 310-1695

Email: jackson.morris@rule144solution.com jackson.tampa@gmail.com

www.rule144solution.com

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